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                                                                   Exhibit 99.1

[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                      Trading Symbol: VGZ
                                      Toronto and American Stock Exchanges

______________________________________________ NEWS ___________________________

VISTA GOLD CORP. (TSX & AMEX: VGZ) REPLACES BOND AND ADVANCES HYCROFT TOWARDS A PRODUCTION DECISION

DENVER, COLORADO JANUARY 22, 2004 - Vista Gold Corp. (Vista) is pleased to announce that its wholly-owned subsidiary, Hycroft Resources and Development, Inc. (HRDI) has reached agreement with member companies of American International Group, Inc. (AIG) to replace the existing bond at its Hycroft Mine with a new bond package which includes an insurance component and covers all existing reclamation liability at Hycroft. The bond package, brokered by IMA Environmental Insurance, allows for future increases when Hycroft moves back into production.

The new bond calls for an initial payment of US$4.0 million and two additional payments of US$1.3 million after 6 months and 11 months from the initial payment. Pending approval of the new bonding instrument by the U.S. Bureau of Land Management (BLM), the new insurance/assurance bonding instrument will replace the existing bond made up of a US$5.1 million non-cash collaterized bond from American Home Assurance Company, letters of credit of US$1.7 million posted directly with the BLM and the existing indemnity agreement between HRDI and Vista.

"It's great to see the gold price over US$400.00 per ounce," said Jock McGregor, President and CEO of Vista Gold Corp., "but we expect it to move much higher over the coming years. Vista's strategy, therefore, continues as one of property acquisition and development to provide our shareholders with shares that act as an unexpiring call option on gold. At Hycroft, however, it is time to initiate plans to restart production, eliminate holding costs and start generating revenues. We believe the steps we are taking should enhance the value of the project, eliminate any concerns over past reclamation liabilities and make Hycroft more attractive to investors and potential joint-venture partners alike."

The Hycroft Mine, near Winnemucca, Nevada, produced over 1 million ounces of gold before it was placed on care-and-maintenance at the end of 1998 when gold prices dipped into the US$270 per ounce range. After mining was halted, an independent consultant completed a technical report in 2000 which determined that a mineable reserve of approximately 486,000 ounces of gold was left in the Brimstone Pit within a resource of some 1 million ounces of gold(1). The reserve and resource estimates were compiled prior to Canadian National Instrument 43-101 and at a much lower gold price than current prices. Vista has commissioned a new reserve study at Hycroft in compliance with National Instrument 43-101 to be performed by Mine Development Associates of Reno, Nevada, an independent consulting firm.

In addition, management believes that Hycroft has significant exploration potential for additional oxide mineralization, bulk sulfide mineralization, and high-grade feeder zones. Vista has completed a re-compilation of all available exploration and production data at Hycroft and has developed some promising targets for future exploration drilling.

"I expect 2004 to be an important year for Hycroft," said McGregor. "In 1998, the last full year of production, Hycroft produced over 110,000 ounces of gold and it remains one of the only large epithermal systems in Nevada untested at depth."
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Additional information regarding the Hycroft Mine is contained in Vista's
Annual Report on Form 10-K for the financial year ended December 31, 2002. These documents may be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml."

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe De Los Reyes projects in Mexico, and the Amayapampa project in Bolivia.



(1) Mineral resources, which are not mineable reserves, do not have demonstrated economic viability.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com